Exhibit 6


Liberty Life Assurance Company of Boston
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                        Variable Universal Life Insurance




                                     [LOGO]



                                   Procedures
                                   Memorandum




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                                Revised 05/04/99

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                                TABLE OF CONTENTS


ISSUANCE AND RELATED TRANSACTIONS..........................................4

  1. ISSUANCE..............................................................4
     A.   Applications and Policy Issuance.................................4
     B.   Effective Date of Contract and Interest Calculation..............4
     C.   Contract Amendments..............................................5

  2. FREE LOOK.............................................................5
     A.   Free Look Period.................................................5
     B.   Delivery Date Assumptions........................................6

  3. MINIMUM ISSUE LIMIT...................................................6

  4. ALLOCATION TO THE SEPARATE ACCOUNT....................................6
     A.   Timing of the Allocation to the Separate Account.................6

  5.  REINSTATEMENT........................................................7

REDEMPTIONS, TRANSFERS, AND LOANS..........................................7

  6. LOANS.................................................................7
     A.   Loans at Issue...................................................7
     B.   Loan at Issue Rates..............................................7
     C.   Preferred Loans..................................................7
     D.   Loan Payments....................................................7
     E.   Loan Repayments..................................................8
     F.   Source of Loans..................................................8

  7. WITHDRAWALS...........................................................8
     A.   Minimum Amount Remaining After Partial Withdrawal................8
     B.   Tax Withholding..................................................9

  8. TRANSFERS.............................................................9
     A.   Minimum Transfer Amounts and Timing..............................9
     B.   Telephone Transfers.............................................10
     C.   Confirmations of Transfer Requests..............................10
     D.   Asset Rebalancing...............................................10
     E.   Asset Allocation Models.........................................11
     F.   Dollar Cost Averaging...........................................11

PAYMENTS..................................................................12

  9.  SUBSEQUENT PREMIUM..................................................12
     A.  Underwriting Subsequent Premium..................................12
     B.  Allocation of Subsequent Premiumt................................13
     C. Payment Not Honored By Bank.......................................13

DEATH.....................................................................13

  10. DEATH BENEFIT.......................................................13
     A.   Definition of Due Proof of Death................................13
     B.   Death Benefit Calculation.......................................14

EXHIBIT 1.................................................................15



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                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

              Memorandum Regarding Issuance, Face Amount Increases,

                       Redemption and Transfer Procedures

                                      Date:

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This memorandum sets forth the information called for by Rule
6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 (the "1940 Act") with respect to procedures for issuance, face amount increases, redemptions and transfers under the modified single payment variable life insurance Contract forms SPV-9890 and SPV-9891, or state-specific variations of such contract forms ("Contracts") offered through LLAC Variable Account (the "Separate Account") of the Liberty Life Assurance Company of Boston ("Liberty Life"). That rule provides an exemption for separate accounts, their investment advisors, principal underwriters and sponsoring insurance companies from Sections 2(c), 22(d), 22(e), and 27(c)(1) of the 1940 Act and Rule 22c-1 thereunder for issuance, face amount increase, transfer and redemption procedures under flexible premium variable life insurance policies to the extent necessary to comply with Rule 6e-3(T), state insurance law and regulations, and established administrative procedures of the life insurance company. In order to qualify for the exemption, procedures must be reasonable, fair and not discriminatory and they must be disclosed in the registration statement filed by a separate account. In certain states the Contracts may be offered as group contracts with individual ownership represented by Certificates. The discussion of Contracts in this document applies equally to Certificates under group contracts, unless the context specifies otherwise.

Liberty Life believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii) and states the following:

1. Because of the insurance nature of the contract and due to the requirements of state insurance laws, the procedures necessarily differ in significant respects from procedures for mutual funds and contractual plans for which the 1940 Act was designed.

2. Many of the procedures used by Liberty Life have been adopted from established procedures for variable universal life insurance contracts of other companies and from Liberty Life's established procedures for its universal life insurance contracts and modified single premium whole life insurance contract.

3. In structuring its procedures to comply with Rule 6e3(T), state insurance laws and established administrative procedures, Liberty Life has attempted to comply with the intent of the 1940 Act.

4. In general, state insurance laws require that Liberty Life procedures be reasonable, fair and not discriminatory.

5. Because of the nature of the insurance product, it is often difficult to determine precisely when Liberty Life procedures deviate from those required under Sections 22(d), 22(e) or 27(c)(1) of the 1940 Act or Rule 22c-1 thereunder. Accordingly, set out below is a summary of the principal contract provisions and procedures not otherwise described in the prospectus which may be deemed to constitute, either directly or indirectly, such a deviation. The summary, while comprehensive, does not attempt to treat each and every procedure or variation which might occur and includes certain procedural steps which do not constitute deviations from the above-cited sections or rule.

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Issuance and Related Transactions

1. Issuance


A.       Applications and Policy Issuance
         An applicant may apply to purchase a contract by submitting a written application to Liberty Life through one of our authorized agents. We will not issue contracts to insure people who are older than age 85. Upon receipt of a completed application, Liberty Life will follow certain insurance underwriting (e.g. evaluation of risks) procedures designed to determine whether the applicant is insurable. This process may involve such verification procedures as medical examinations and blood testing, and may require that further information be provided by the proposed insured before a determination can be made. A Contract will not be issued until the underwriting procedure has been completed. Acceptance of an application is subject to Liberty Life's insurance underwriting rules.

B.       Effective Date of Contract and Interest Calculation
         The Contract Date is the effective date of insurance coverage under the Contract. Liberty Life uses the Contract Date to determine Contract Anniversaries, Contract Years and Monthly Dates. If an application is taken by an authorized agent of Liberty Life, and is approved through simplified underwriting by Liberty Life, the Contract Date will be the date of application, provided the initial payment is submitted with the application. The authorized agent of Liberty Life is instructed to forward the initial payment and application to the Liberty Life Service Center ("Service Center"). If the initial payment is received at the Service Center within ten business days of the application date, Liberty Life will assign the application date as the Contract Date and interest will begin to be credited and charges accrued as of this date. If Liberty Life does not receive the initial payment within ten business days of the application date, or if the initial payment is dated later than the application date, Liberty Life reserves the right to amend the Contract Date to the date that payment is received in the Service Center. If the Contract Date is amended, Liberty Life will begin crediting interest and deducting monthly charges as of the amended Contract Date. Liberty Life will honor the initial Contract Date if the application and initial payment are lost in the mail and the envelope in which they are received is postmarked within ten days of the application date. If the application and initial payment are received more than thirty days from the application date, Liberty Life will return the initial payment, and request that a new application be submitted.

         If the application requires full underwriting and is approved, the Contract Date will be the date the authorized agent of Liberty Life takes the initial payment. Interest will be credited at the Fixed Account interest rate, beginning on the Contract Date. Any Contract charges will be deducted as of the Contract Date. If the application requires full underwriting, and the application is submitted without the initial payment, when an authorized agent of Liberty Life delivers your Contract Liberty Life will require sufficient payment to place insurance in force. The Contract Date will be the date an authorized agent of Liberty Life receives the initial payment.

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         If an application requires full underwriting, and an initial payment has been accepted by an authorized agent of Liberty Life, Liberty Life will issue a Temporary Insuring Agreement. Temporary insurance is subject to the terms and maximums stated in the Temporary Insuring Agreement.

         If the application is declined by Liberty Life, or issued other than applied for and declined by the proposed insured, the initial payment will be refunded to the proposed owner adding the greater of the then current interest rate of the Fixed Account or the rate required by the Issue State. If the proposed insured refuses a policy, which is offered as applied for, the initial payment will be refunded to the proposed owner without interest.

C.       Contract Amendments
         A Contract Amendment is a change to certain information shown on the Contract application (see Exhibit 1). If there is a change to this certain Contract information, Liberty Life will send out a Contract Amendment for signature. Any Contract with a Contract Amendment will be assigned a Contract Date that is equal to the date the Amendment is signed. Liberty Life will not allocate the Initial Payment to the Separate Account until the Contract Amendment is received at the Service Center. Once the signed Contract Amendment is received at the Service Center, the Free Look Period will begin as of the date the Amendment is signed. If the Contract Amendment is outstanding for thirty days, Liberty Life will cancel the Contract and return the premium to the Contract Owner without interest.





2. Free Look

A.       Free Look Period
         The Contract Owner may cancel the Contract by returning it to us within the Free Look period as provided by state law. The following table sets out the Free Look period for each state on non-replacement business:


         -------------------------------------------------------------------------
                             10 Day Free Look Period
         -------------------------------------------------------------------------
         AL, AK, AZ, AR, CA, CT, DC, DE, FL, GA, HI, IL, IN, IA, KS, KY, LA, ME,
         MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, OH, OK, OR, PA,
         RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY
         -------------------------------------------------------------------------
                             15 Day Free Look Period
         -------------------------------------------------------------------------
         CO
         -------------------------------------------------------------------------
                             20 Day Free Look Period
         -------------------------------------------------------------------------
         ID, ND
         -------------------------------------------------------------------------

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         If the Contract Owner returns the Contract during the Free Look Period, coverage terminates and Liberty Life will pay the Contract Owner an amount equal to their Initial Payment or Account Value, as required by state law.

B.       Delivery Date Assumptions
         If the Contract Date is the same as the date the application is approved, Liberty Life will begin the Free Look Period on the Contract Date and move the payment from the Fixed Account to the Separate Account at the end of the Free Look Period plus five days. If the approval date of the application is later than the Contract Date, the Free Look Period will begin five days after the policy has been issued and mailed from the Service Center and the payment will be moved from the Fixed Account to the Separate Account at the end of the Free Look period plus five days. If the application is submitted without the initial payment, and Liberty Life approves the Contract, the Free Look Period will begin on the day an authorized agent of Liberty Life has delivered the Contract and collected the initial payment. In states that require a delivery notice (California, Colorado and West Virginia) Liberty Life will begin the Free Look period as of the date the delivery notice or the Contract Amendment is signed.

         If a Contract is issued with a Contract Amendment, Liberty Life will not consider a Contract to be delivered until any and all outstanding Contract Amendments have been signed and received. Liberty Life will begin the Free Look Period for Contracts with Amendments on the date the Amendment is signed. If an outstanding Amendment is not signed and returned to the Service Center, Liberty Life reserves the right to withdraw the offer of coverage, and return any premium without interest.


3. Minimum Issue Limit

         The initial payment purchases a Death Benefit initially equal to the Contract's Initial Death Benefit. The minimum initial payment is $10,000. In the case of 1035 exchange, which at the time of sale was estimated to be worth $10,000, Liberty Life will accept the actual payment received as the initial payment, waiving the $10,000 minimum.


4. Allocation to the Separate Account

A.       Timing of the Allocation to the Separate Account
         When administering a Modified Single Premium Contract, Liberty Life allocates the initial payment to the Fixed Account as of the Contract Date. Liberty Life generally will then reallocate that amount (including any interest) among the Separate Account and the Fixed Account, in accordance with instructions from the Contract Owner, five days after the end of the Free Look Period (see Free Look Period, 2A.). Allocation of the initial payment into the Separate Account will be delayed if Contract Amendments are needed. Once all outstanding Contract Amendments are received, Liberty Life will begin the Free Look Period based on the latest dates the amendments were signed and allocate the Payment plus interest to the Separate Account five days after the end of the Free Look Period.

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5. Reinstatement

         If a Contract lapses because of insufficient Surrender Value to cover the monthly deductions, and it has not been surrendered, it may be reinstated at any time within five years from the end of the Grace Period and before the Maturity Date. Reinstatement is subject to:

         A.    Receipt of evidence of insurability satisfactory to Liberty Life;

         B. Payment of the next three monthly deductions from the date of reinstatement, plus any outstanding interest on indebtedness and any outstanding fees that had accrued prior to lapse. (Note:
               Interest does not accrue during the lapse period).

         C. Reinstatement of any indebtedness against the Contract. If outstanding indebtedness is repaid in full during the reinstatement period, it will always be sufficient to reinstate a Modified Single Premium Contract even if the indebtedness is less than the amount otherwise necessary to reinstate the Contract.

         The effective date of reinstatement of a Contract will be the date that Liberty Life approves the reinstatement request. Suicide and incontestability provisions will apply from the effective date of reinstatement.


Redemptions, Transfers, and Loans

6. Loans

A.       Loans at Issue
         Loans at Issue are permissible by Liberty Life only in the case of a 1035 Exchange. Liberty Life will accept outstanding loans that are not greater than 40 percent of the total account value exchanged. Liberty Life reserves the right to change Loan at Issue limits at its discretion. Changes will be applied uniformly to all applicants.

B.       Loans at Issue Rates
         Loans at Issue will be charged at a rate of 4.25%. Liberty Life will credit interest on the outstanding loan balance at a rate of 3.5%.

C.       Preferred Loans
         Liberty Life will determine the amount available for a preferred loan by determining the earnings of the Contract since its inception. Earnings equal: (A) minus (B) minus (C) minus (D) plus (E); where

                  (A)      is the Account Value
                  (B)      is total payments made
                  (C)      is the preferred loan balance
                  (D)      is accrued loan interest; and
                  (E) is all prior partial withdrawals in excess of earnings.


D.       Loan Payments
         Once a Contract loan is requested and approved by Liberty Life, the payment will be sent out within seven days. All requirements must be satisfied in order for Liberty Life to process a loan. Loan requests must be submitted in writing to the Service Center.

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                           Liberty Life Service Center
                                 100 Liberty Way
                                 Dover, NH 03820

E.       Loan Repayments
         Contract Owners may repay a loan in full or make a partial repayment on any Contract loan while the Contract is still in effect. Liberty Life will treat any payment we receive from a Contract Owner as a loan repayment, unless otherwise instructed in writing. Any portion of a payment in excess of the loan repayment will be treated as additional premium. Liberty Life will deduct an amount equal to the loan repayment from the loan account and allocate the payment proportionately among the Sub-Accounts and the Fixed Account on the same basis as additional payments are allocated, unless instructed otherwise.


         If a specific loan is not selected for Loan Repayment, the last loan taken will be the first loan repaid. If a specific loan is requested, loans must be repaid in the following order:

               o        Non Preferred
               o        Preferred
               o        Loan at Issue

F.       Source of Loans
         The Contract Owner can specify the source of the loan (the accounts he or she would like the money removed from), but cannot direct that more than a pro rata share of the loan be made from the Fixed Account. If the Contract Owner does not specify the source of the loan, the loan will be made from the Sub-Accounts and Fixed Account based on the proportionate Account Value in each account.


7. Withdrawals

A.       Minimum Amount Remaining After Partial Withdrawal
         Partial withdrawals are permitted after the first Contract year. A Contract Owner may make a partial withdrawal under this Contract. Partial withdrawals must be at least $250. If in any contract year more than one partial withdrawal is taken, Liberty Life may charge a transaction fee of the lesser of $25 or 2% of the amount of the subsequent partial withdrawal(s). The Contract Owner may select the Sub-Accounts from which to deduct the amount of the partial withdrawal. If the Contract Owner does not indicate which accounts the withdrawal will be deducted from, the amount of the partial withdrawal will be deducted on a pro rata basis from the Sub-Accounts and the Fixed Account. The Contract Owner cannot direct more than a pro rata share be removed from the Fixed Account. The Initial Death Benefit is reduced on the date of the partial withdrawal proportionately to the Account Value reduction. If a partial withdrawal less any applicable Withdrawal Charge reduces the Account Value to below Liberty Life's current minimum of $10,000 then the withdrawal request will not be processed, unless the Contract Owner instructs Liberty Life to treat the request as a full surrender of the Contract. Liberty Life will not process a full surrender without written consent from the Contract Owner.

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         Example of proportionate reduction in Initial Death Benefit:

              1.  Account Value before withdrawal:                                     $50,000
              2.  Initial Death Benefit before withdrawal:                            $100,000
              3.  7702 Corridor Percentage (assume age 35):                               250%
              4.  Death Benefit before withdrawal (1) x (3):                          $125,000
              5.  Withdrawal:                                                          $10,000
              6.  Account Value after withdrawal:                                      $40,000
              7.  Revised Initial Death Benefit after withdrawal (2) x (6) / (1):      $80,000
              8.  New Death Benefit after withdrawal (6) x (3):                       $100,000


B.       Tax Withholding
         When a partial withdrawal or full surrender is requested, Liberty Life will not withhold taxes, unless instructed to do so. If no tax withholding instructions are included with the request, Liberty Life will process the request for the total amount requested and will not withhold taxes, unless otherwise required by law.

8. Transfers

A.       Minimum Transfer Amounts and Timing
         Transfer amounts will be based on the Accumulation Unit Value next determined following receipt of valid, complete transfer instructions by Liberty Life. Transfer requests must be in writing. The requests must be signed by the Contract Owner and must be legible. The request should include the appropriate Contract number. Requests can also be made by telephone as authorized by Liberty Life. Transfer requests received at the Service Center after the close of the New York Stock Exchange ("NYSE") (normally 4:00 p.m. Eastern Time), will be priced on the next business day after received. Transfer requests received at the Service Center in writing before the close of the New York Stock Exchange (normally 4:00 p.m. Eastern Time), on any day that the New York Stock Exchange and Liberty Life is open will be priced as of the day received, unless Liberty Life is closed in the case of an emergency. If Liberty Life is closed, Transfer Requests will be priced as of the day Liberty Life and the NYSE are next

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         open. The minimum partial transfer amount is $250 from a single
         Sub-Account or Fixed Account, unless the amount requested is your entire balance in the Sub-Account or Fixed Account. If less than $500 would remain in a Sub-Account or Fixed Account after a transfer, Liberty Life requires a transfer of the entire balance.

B.       Telephone Transfers
         Transfers will be accepted by telephone, unless the Contract Owner elected not to allow such transfers at the time of application. Telephone Privileges will be automatically granted unless the Contract Owner elects "No Telephone Privileges" on the application at issue. Telephone Privileges may be cancelled after policy issuance by submitting the request in writing to the Liberty Life Service Center. The cut off time for telephone transfer requests to be effective on the same day received is normally 4:00 p.m. Eastern Time each day that the New York Stock Exchange (NYSE) and Liberty Life is open. Transfer requests received over the telephone before and up until 4:00 p.m. Eastern Time will be processed on that day at that day's price. Transfers received after the close of the New York Stock Exchange (normally 4:00 p.m. Eastern Time), will be processed on the next business day and priced as of the next business day. Transfer requests received after the official closing of the New York Stock Exchange will be priced the next business day that the New York Stock Exchange and Liberty Life are open. If Liberty Life is closed due to an emergency, transfer requests will be honored as of the business day that Liberty Life received the request or, if the New York Stock Exchange is not open, on the next business day that the New York Stock Exchange is open.

         If a Contract Owner calls in to make a transfer prior to the New York Stock Exchange close, and then calls back to cancel the transfer, we will cancel it only if the request to cancel is received prior to the close of the NYSE. Any requests to cancel a transfer after the close of the NYSE will not be honored.

C.       Confirmations of Transfer Requests
         Written acknowledgment of transfers between Sub-Accounts will be provided at three points in time: (1) a confirmation notice will be sent to the Contract Owner within five days of receipt of the request,
         (2) the quarterly statement will reflect transfers, and (3) the annual statement will reflect transfers.

         The transfer provisions may be suspended, modified or terminated at any time by Liberty Life.

D.       Asset Rebalancing
         A Contract Owner may elect to have transfers made automatically among the Sub-Accounts of the Separate Account on an annual, semi-annual, quarterly or monthly basis, so that Account Value is reallocated to match the percentage allocations in the Contract Owner's premium allocation elections. Asset Rebalancing will occur on the 25th day of the month in which the rebalancing is scheduled to occur. The Contract Owner may choose a day other than the 25th. Asset Rebalancing is not available until the end of the Free Look Period. If the Contract Owner chooses a date prior to the end of the Free Look Period, we will schedule Asset Rebalancing to be on the 25th of the month in which the Free Look Period ends. Liberty Life will require the Administrative form five business days prior to the 25th day of the month, or five business days prior to the selected date of the Automatic Account Rebalance.

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         Automatic transfers into or out of the Fixed Account are not permissible. Transfers under this program will not be subject to the $250 minimum transfer amounts. An election to participate in the Automatic Account Rebalancing program must be in writing on the form prescribed by and returned to Liberty Life at its Service Center.

E.       Asset Allocation Models
         Standard & Poor's ("S&P") has developed several asset allocation models for use with the Contract. If a Contract Owner decides to use a model, Liberty Life will automatically enroll the Contract in the Asset Rebalancing Program and allocate Payments in accordance with the percentages specified in one of the S&P models. Only one model may be used at a time. If Contract Owners wish to allocate a portion of Payments or Account Value to the Fixed Account, they must instruct us specifically, because none of the models includes the Fixed Account. Liberty Life will rebalance the total Sub-Account Values in accordance with the chosen model on a quarterly basis.

         If a model is chosen at the time of application, the first time the Sub-Account Values will be rebalanced is the 25th day of the month following the Free Look Period. If a model is chosen after the Contract has been issued, the first time the Sub-Account Values will be rebalanced is the 25th day of the last month in the calendar quarter in which use of the model was requested. The Contract Owner may choose a day other than the 25th. If the Contract Owner wishes, they may instruct us, in writing, to rebalance their Sub-Account Values monthly, semi-annually, or annually instead of quarterly. Written instructions must be mailed to the Service Center. Liberty Life will require the instructions to be received five business days prior to the selected date of the next scheduled Automatic Account Rebalance.

         Contract Owners may choose to use an S&P asset allocation model at any time. Contract Owners may also discontinue use of the models at any time. Liberty Life will automatically discontinue use of a model if the Contract Owner (a) discontinues the Asset Rebalancing Program or (b) gives us instructions to change the allocations of Payments or Account Value among the Sub-Accounts. Instructions to discontinue use of the asset allocation model must be received five business days prior to the date Asset Rebalancing is scheduled to occur.

         Periodically, S&P will review the models. If S&P decides to change the percentage allocations under a model, Contract Owners using that model will be notified before we implement the change so that they will have reasonable time to instruct Liberty Life not to reallocate according to the new percentages. If a Contract Owner is not enrolled in a model at the time S&P decides to make a percentage change to the allocations, they will not be notified of the changes.

F.       Dollar Cost Averaging
         Before the end of the Free Look Period, a Contract Owner may designate a portion of the Account Value attributable to the Fixed Account, or any Sub-Account, to be automatically transferred, on a monthly basis, to one or more of the Sub-Accounts, or the Fixed Account. The Dollar Cost Averaging process will not take place until the end of the Free Look Period. If the Contract Owner chooses a date prior to the end of the Free Look Period, we will begin Dollar Cost Averaging on the 1st (or any other day elected) of the month immediately following the end of the Free Look Period. If no election is made as a source fund, Liberty Life will not process the request and will contact the Contract Owner to obtain the necessary information. After the end of the Free Look Period, a Contract Owner may designate a portion of the Account Value attributable to the Sub-Accounts to be automatically transferred, on a monthly basis, to one or more of the Sub-Accounts or the Fixed Account. If

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                                       11
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         no election is made as a source fund, Liberty Life will not process the request and will contact the Contract Owner to obtain the necessary information. Dollar Cost Averaging from the Fixed Account cannot be elected after the end of the Free Look Period. A Contract Owner may enroll in this program at the time the Contract is issued or anytime, thereafter, by properly completing the Administrative Form and returning it to Liberty Life at its Service Center at least five business days prior to the 1st day of a month, which, unless otherwise elected, is the date that all Dollar Cost Averaging transfers will be made. If a Contract Owner enrolls in the Dollar Cost Averaging program after the Contract has been issued, the Fixed Account is not an available option to be designated as the source account. If a Contract Owner wishes to choose a day other than the 1st of the month, Liberty Life will require the form five business days prior to that date. If Dollar Cost Averaging is not elected at issue then the Fixed Account cannot be used as the source account.

         The Contract Owner may choose to Dollar Cost Average a fixed amount until a specified date, or until the funds are exhausted. The Contract Owner may choose to transfer all funds over a specified period of time. The Contract Owner may make the election in percentages or in whole dollar amounts. Dollar Cost Averaging will terminate when (1) the number of designated monthly transfers has been completed, (2) the Account Value attributable to the DCA Account is insufficient to complete the next transfer, (3) the Owner requests termination in writing and such writing is received by the Service Center at least five business days prior to the next Transfer Date in order to cancel the transfer scheduled to take effect on such date, or (4) the Policy is surrendered.

         A Contract Owner may initiate or reinstate Dollar Cost Averaging or change existing Dollar Cost Averaging terms by properly completing the new enrollment form and returning it to the Service Center at least 5 business days prior to the next Transfer Date on which such transfer is to be made.

         If the Contract Owner wishes to discontinue Dollar Cost Averaging from the Fixed Account, the Contract Owner will have 60 days to transfer the remaining balance from the Fixed Account to the Sub-Accounts. After the 60th day, if money remains in the Fixed Account, it cannot be moved until the first 60 days following the next anniversary of the Contract. If Liberty Life receives a request to transfer money out of the Fixed Account that is post-marked within 60 days following the Contract Anniversary, the request will be accepted and Liberty Life will process the transfer out of the Fixed Account.

Payments

9.  Subsequent Premium

A.       Underwriting Subsequent Premium
         A Contract Owner may choose to make additional payments of at least $1,000 each. We may require evidence of insurability if an increase in the Death Benefit would result from an additional payment. During the Underwriting period, the subsequent premium may not be applied to the policy. The payment will be applied to a non-interest bearing Suspense Account. Upon underwriting approval from the Service Center, the subsequent premium will be applied to the Fixed Account and the Sub-Accounts, according to the current premium allocation, unless otherwise elected. Interest will not be credited on the subsequent premium during the Underwriting period. Liberty Life will refuse to accept any additional Payment that would cause the Contract to lose its status as a life insurance contract under the Internal

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         Revenue Code. Additional payments in excess of guideline premium limitations will result in an increase in Initial Death Benefit, subject to underwriting approval. If the acceptance of a subsequent premium requires an increase in the Initial Death Benefit to maintain the Contract's qualification as life insurance under the Internal Revenue Code, the Initial Death Benefit will be increased by the minimum amount required to maintain such qualification.

B.       Allocation of Subsequent Premium
         In the application, the Contract Owner must choose an initial allocation of premium. Additional premiums received, subsequent to the initial payment will continue to be allocated in accordance with the Owner's instructions in the application unless contrary written instructions are received or the Contract Owner calls the Service Center or Integrated Voice Response Unit and gives contrary instructions. Once a change in allocation is made, all future premiums will be allocated in accordance with the new allocation, unless contrary written instructions are received.

C.       Payment Not Honored By Bank
         If a payment or portion of a payment due on a Contract is not honored by the Contract Owner's bank, Liberty Life's bank will resubmit the check to the bank for payment. If the payment does not clear, Liberty Life will not resubmit the check a third time. If payment is not honored within ten days of the first attempt to deposit the payment, the Contract will be cancelled. Any charges incurred by the bank are the responsibility of the Contract Owner.



Death

10. Death Benefit

A.       Definition of Due Proof of Death
         Due Proof of Death is defined as the date on which Liberty Life is satisfied that the Insured is deceased. Typically, the receipt of the original Death Certificate or a notarized copy of the Death Certificate and the Death Claim form satisfies Liberty Life's criteria. Payment of Death Proceeds is subject to the Contract provisions regarding suicide, incontestability and misrepresentation and misstatement of age or sex. In addition, payment of Death Proceeds is subject to proof of date of death, satisfactory to Liberty Life and receipt of all other requirements deemed necessary by Liberty Life, including state law requirements. However, in addition to the reasons for delaying payment stated in the Contract, Liberty Life may delay payment if Due Proof of Death is not met. Some instances where Due Proof of Death may not be met include: (1) additional investigation is needed to determine the cause of death, (2) Liberty life has reason to suspect fraud on the part of the Applicant, Insured or claimant, (3) death occurs within the Contract's contestable period, (4) the designated beneficiary cannot be located, is not competent to receive the Death Proceeds, or may be precluded from receiving the Death Proceeds, (5) different parties have presented conflicting claims to the same Death Proceeds, (6) additional information is required to identify the beneficiary, or (7) a governmental entity or agency or court has placed a lien or other form of attachment on the Death Proceeds. Provision of a death certificate is not necessarily Due Proof of Death. Liberty Life may decide that the circumstances of certain claims raise questions of whether the insured has died and require additional investigation to establish Due Proof of Death.

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         Liberty Life will pay Death Proceeds out of its General Account and will transfer the Account Value from the Sub-Accounts to the General Account. The excess, if any, of the Death Benefit over the amount transferred will be paid out of the General Account.

B.       Death Benefit Calculation
         When Liberty Life receives Due Proof of Death, the Death Benefit will be calculated as of the actual date of death. Units in the Separate Account will be sold on the date Due Proof of Death is received by the Service Center. The proceeds will be placed into a Suspense Account. Interest will be credited at the rate established by Liberty Life or in accordance with state laws, if greater. Liberty Life will typically pay death proceeds within seven days after Liberty Life receives Due Proof of Death.

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Exhibit 1


Subjects of Required Amendments for the Modified Single Payment Variable Life Contract


A. Incomplete Applications

We can require an amendment if the following questions on the application initially were left blank or corrected, but not initialed by the client.

1.       Plan of Insurance
2.       Initial Payment
3-4.     Insured Name
6.       Owner Name
7.       Beneficiary name
8b.      1st Year Fixed Account Guaranteed Interest Rate
9-10.    All medical questions (underwriting information)
         Contract Date

Note: If a contract amendment becomes necessary, we will use the amendment to correct any other area of the application as needed.

B.   Other Circumstances Requiring Special Handling

         2. Initial Death Benefit: We will require an amendment if we alter a Contract whose Initial Death Benefit is less than originally shown on the initial application. If the Death Benefit is higher than originally shown, we will use an acknowledgement to inform the Contract Owner of the change.

         3a-4a. Birth Date/Age: The Initial Death Benefit may be incorrect if the Insured's birth date is wrong on the original application. If as a result of an incorrect birth date, the Initial Death Benefit is less than originally shown on the application, we will amend the Initial Death Benefit, and the Insured's birth date/age. If the Initial Death Benefit is higher than originally shown or has not changed, we will use an Acknowledgement to correct the Initial Death Benefit, and the Insured's birth date/age.

         7. Beneficiary relationship- amendment required if name and relationship blank or changed.

                  Class determination: We will require an amendment if the Class Determination at issue is less favorable than the premium class originally applied for.

         11. Tobacco Use question: If the answer on the application is blank or changed, we will amend if the question is answered NO. An amendment will not be required if the question is answered YES. With exam requirements, we will use an acknowledgement if the tobacco use question is left blank and the exam is negative for tobacco use. An amendment is required if this question is answered NO or blank on the application and the exam results indicate tobacco use.

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                  Contract Date: When an Initial Payment is collected at the time the Contract is delivered, the Contract Date will be amended. The Contract Date will be assigned the same date that the Amendment is signed.

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